UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2023

REPLIGEN CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-14656	04-2729386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Bldg. 1, Suite 100, Waltham, MA 02453

(Address of Principal Executive Offices) (Zip Code)

(781) 250-0111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RGEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2023, Repligen Corporation (the “Company”) announced that Olivier Loeillot would be joining the Company as its President and Chief Commercial Officer, effective October 2, 2023 (the “Effective Date”). Mr. Loeillot will report into Tony Hunt, the Company’s Chief Executive Officer (and principal executive officer).

In connection with Mr. Loeillot’s appointment as President and Chief Commercial Officer, the Company and Mr. Loeillot entered into an employment agreement, executed on September 8, 2023 (the “Employment Agreement”), which provides that Mr. Loeillot will receive an initial annual base salary rate of $600,000, and will be eligible for a target annual performance bonus of 75% of Mr. Loeillot’s annual base salary. The Employment Agreement also provides that Mr. Loeillot will receive a one-time signing bonus of $1,350,000, payable within thirty (30) days after the Effective Date and subject to certain clawback provisions. Mr. Loeillot will also be granted an option to purchase shares of the Company’s common stock and a restricted stock unit award under the Company’s 2018 Stock Option and Incentive Plan. These awards shall vest in equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the Effective Date, subject to Mr. Loeillot’s continued employment with the Company through the applicable vesting date. The aggregate grant date fair value of the awards will be $4,000,000 and shall be split equally between options and restricted stock units. The Employment Agreement also provides that the Company will grant Mr. Loeillot an annual equity award for 2024 worth an aggregate amount of $1,000,000, 50% of which will be granted in the form of time-based restricted stock units, 25% of which will be granted in the form of options to purchase the Company’s common stock and 25% of which will be granted in the form of performance-based restricted stock units. Mr. Loeillot will also be eligible to participate in all customary employee benefit plans or programs generally available to the Company’s full-time employees and executive officers, including as an “NEO Participant” under the Company’s Severance Plan, which plan is described beginning on page 53 of the Company’s definitive proxy statement on Schedule 14A for its 2023 annual meeting of stockholders filed with the Securities and Exchange Commission on April 11, 2023.

There are no arrangements or understandings with any other person pursuant to which Mr. Loeillot was appointed as the Company’s President and Chief Commercial Officer and there are no family relationships between Mr. Loeillot and any director or executive officer of the Company. Additionally, there are no transactions between Mr. Loeillot and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with Mr. Hunt’s and the rest of the Board’s appointment of Mr. Loeillot’s as President and Chief Commercial Officer, Mr. Hunt will relinquish his role of President, effective October 2, 2023.

Information about Mr. Loeillot’s business experience can be found in the press release detailing Mr. Loeillot’s appointment as President and Chief Commercial Officer issued by the Company on October 2, 2023, attached as Exhibit 99.1 hereto, which biographical information contained in paragraphs 1 and 5 thereof is incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Repligen Corporation on October 2, 2023.

104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

Dated: October 2, 2023	By:	/s/ Tony J. Hunt
Tony J. Hunt
Chief Executive Officer